Exhibit 10.1

March 11, 2021

Joe Mongrain

Dear Joe,

At Weatherford, we have an exceptional team of people working together in more than 70 countries around the world to solve the toughest energy challenges through a unique portfolio of technologies and safe, efficient processes.

We are delighted to extend the following job offer to join Weatherford as our Senior Vice President & Chief Human Resources Officer.

We look forward to working with you and believe that you can make a very significant, positive contribution to the success of Weatherford. Our company offers you an opportunity to put your experience, abilities, dedication, energy and creativity to excellent use. Welcome to the Team!

We appreciate your careful consideration of the terms and conditions included in this offer letter. A summary of your benefits can be found on the following pages.

Please note that Weatherford has implemented a temporary suspension of the Weatherford International, LLC 401(k) Savings Plan 401K company matching contributions. Our intent is for the suspension to be temporary and will be subject to regular review. We are committed to reinstating company matching contributions as soon as the market and business conditions improve.
This offer is contingent upon you successfully providing the necessary pre-hire documentation (including evidence of your right to work) and successful completion of any pre-hire testing relevant to your employment location.

Please review the enclosed information and contact your HR representative if you have any questions or concerns. I would appreciate your acceptance of this new opportunity by signing below and returning your signed copy as soon as possible. The offer will remain open for 3 business days, after which time it will automatically expire.

We look forward to welcoming you to Weatherford.

Sincerely,

/s/ Girish K. Saligram

Girish K. Saligram
President & Chief Executive Officer
On and behalf of Weatherford

PERSONAL INFORMATION

Name	Joe Mongrain
Position Title	Senior Vice President & Chief Human Resources Officer
Location
POINT OF CONTACT

President & Chief Executive Officer	Girish Saligram
Human Resources Matters	Scott Weatherholt

EMPLOYMENT PACKAGE INFORMATION

BASE SALARY
US $370,000 ANNUALLY
Your base salary will be paid semi-monthly via the normal payroll cycle.

START DATE
Your start date will be March 22, 2021, subject to the successful completion of all pre-employment testing and, if applicable, on the obtaining of any necessary immigration documentation required to allow you to work.

ANNUAL SHORT-TERM INCENTIVE PLAN
UP TO 65% “ON TARGET” PARTICIPATION RATE
You are eligible to participate in the Weatherford Annual Short-Term Incentive Plan (the “Plan”) applicable to your role. The “on target” participation rate is subject to the rules of the Plan. Depending upon company and personal performance in any given plan year, your maximum potential payout could be up to 200% of the “on target” award. Any incentive payout from the Plan will be prorated for your period of employment, calculated from your hire date. If you join on or after 1 October of a calendar year, you will not be eligible to participate in the Plan for that year. Any payout from the Plan is subject to the company’s and your own personal performance, and you must be employed with Weatherford at the time of the incentive payment in order to be entitled to the same.

The Plan is non-contractual. The Plan is operated at the discretion of the company and can be changed or removed at any time. Participation in the Plan in one year does not guarantee participation or a right to participate in future years.

LONG TERM INCENTIVE (LTI)
For 2021 and subsequent years, you are eligible for consideration under Weatherford’s Annual Long-Term Incentive (“LTI”) program or other long-term incentive plans that may be approved by the Board. Your eligibility to receive Awards under the LTI program or any other long-term incentive plan is subject to approval by the Board of Directors of Weatherford International (or a committee thereof) and subject always to the terms and conditions of Weatherford International plc 2019 Equity Incentive Plan, as may be amended from time to time by Weatherford International or any other long term incentive plan that may be adopted by the Board.

You will be granted awards within 30 days of your commencement date in the following amounts:

•22,565 Performance Share Units (Target Award) – Awards made under the Performance Share Unit (“PSU”) award agreement will cliff vest following a 2-year performance period. The “Performance Period” shall mean the two fiscal-year period commencing on the first day of the fiscal year of the Company in which the Grant Date occurs. The actual number of PSUs that are earned, if any, pursuant to the terms and conditions of the applicable award agreement may differ from the Target Award number and are subject to increase or decrease based on the Company’s actual performance against the performance goals set forth below and may range from 0% to 200% of the target award, rounded to the nearest whole Share:

Performance Goals / Metrics
[Redacted]

Weighting of Metrics

	WEIGHT	THRESHOLD	TARGET	MAXIMUM
EBITDA %	50%	50%	100%	200%
OCF CONV %	50%	50%	100%	200%
•45,130 RSUs – Awards made under the Restricted Stock Unit (“RSU”) award agreement will vest in equal tranches over a two-year period and will vest one half on the 1st anniversary of the grant date, and the remaining one-half vesting upon the 2nd anniversary of the grant date.
•33,101 Phantom RSUs – Awards made under the Phantom Unit award agreement will track the company’s stock price and will vest in equal installments over a two-year period and vest one half on the 1st anniversary of the grant date, and the remaining one half vesting upon the 2nd anniversary of the grant date. Phantom RSUs may settle (i) in cash, (ii) Company shares or (iii) any combination of cash and Company shares, each at the Company’s sole discretion; provided, however, that the maximum cumulative cash payout you will be entitled to receive under the Phantom RSU Award shall be $380,000. Furthermore, any cash settlement will use a 30-day volume weighted average price of the Company’s stock price at each vesting.

The awards granted in 2021 will be subject to a 2-year vesting or performance period. Any future grants, annual or otherwise, will be at the discretion of the Board and subject to the terms and conditions of the current or future Long-Term Incentive Program in place.  Future grants may have different vesting periods or be subject to performance or other metrics that vary from the awards that you will be granted by way of your acceptance of this offer. The award of any incentive is discretionary, and all awards are subject to approval of the company’s management and to the terms and conditions of the applicable award agreement(s), which shall be consistent with the terms of this letter agreement.

ANNUAL LEAVE
25 DAYS PER YEAR
Entitlement to annual leave will accrue on a calendar year basis and will be pro-rated in the first year of employment in line with your employment start date. The company will provide you with an additional ten (10) Company designated holidays.

BENEFITS PROGRAM
We are pleased to offer you participation in Weatherford’s benefits program on your first day of employment. Please see enclosed Weatherford Benefits Summary.

You will receive a Welcome Letter from our Benefits Department within 2 to 3 weeks of your start date, providing you with your access ID and instructions to complete your enrollment online. You will have 31 days from date of hire to enroll otherwise your plan will default to the basic single coverage.

By accepting this offer of employment, you certify that:

•You will abide by the terms of any enforceable non-competition agreement you have with your current employer and confirm the fact that you will not bring with you to Weatherford, nor at any time attempt to use, any confidential, non-public information of your current or past employers in the performance of your work for Weatherford.

This letter does not represent an offer of employment for any specified term. Your employment will be at will, which means that either you or Weatherford may terminate your employment at any time for any reason or no reason whatsoever.

Please confirm your acceptance of this offer by electronically signing this offer letter below. Upon your acceptance of this offer, you will be contacted to schedule a convenient time and location for the company medical / drug and alcohol test.

We are excited to have you join us and look forward to working together to make Weatherford a leader in the oilfield service marketplace.

Printed Name	Joseph H. Mongrain
Signature	/s/ Joseph H. Mongrain
Date